EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Remington Oil and Gas Corporation, on Form S-4 (File No. 333-61513) and in the Registration Statement of Remington Oil and Gas Corporation on Form S-3 (File 333-106258) and in the Registration Statements of Remington Oil and Corporation on Forms S-8 (File No. 333-74880, 333-74878, 333-88111 and 333-88115) of our reports dated March 14, 2005, with respect to the consolidated financial statements of Remington Oil and Gas Corporation, Remington Oil and Gas Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Remington Oil and Gas Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 14, 2005